EXHIBIT 23(A)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-101638, 333-122110 and 333-148283) pertaining to the stock option and employee stock purchase plans of Neogen Corporation and subsidiaries of our reports dated August 16, 2010, with respect to the consolidated financial statements of Neogen Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Neogen Corporation and subsidiaries included in this Annual report (Form10-K) for the year ended May 31, 2010.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

August 16, 2010